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                                                                     EXHIBIT 5.1

                                October 19, 1999

(213) 229-7000                                                       91007-04043

The Times Mirror Company
Times Mirror Square
Los Angeles, California  90053

         Re: Issuance and Sale of $200,000,000 Principal Amount of 6.65% Notes Due October 15, 2001 and $400,000,000 Principal Amount of 7.45% Notes Due October 15, 2009

Ladies and Gentlemen:

         We have acted as counsel to The Times Mirror Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $200,000,000 principal amount of the Company's 6.65% Notes due October 15, 2001 and $400,000,000 principal amount of the Company's 7.45% Notes due October 15, 2009 (collectively, the "Notes"). The Notes are being issued pursuant to an Indenture (the "Original Indenture"), dated as of March 19, 1996, between the Company and Citibank, N.A., as trustee, as supplemented and amended by the First Supplemental Indenture, dated as of October 19, 1999 (the "First Supplemental Indenture," and together with the Original Indenture, the "Indenture").

         We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. In rendering this opinion, we have further assumed the due and valid execution and delivery of the Indenture by the Trustee and that the Indenture constitutes the legal, valid and binding agreement of the Trustee.



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The Times Mirror Company
October 19, 1999
Page 2

         Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth below and relying on the statements of fact contained in the documents we have examined, we are of the opinion that (a) the Notes, upon the issuance thereof and timely payment in full therefor in the manner described in the Indenture, the Registration Statement on Form S-3 (File No. 333-38605) filed by the Company with the Securities and Exchange Commission (the "Commission") on October 23, 1997, and the Registration Statement on Form S-3 (File No. 333-86807) filed by the Company with the Commission on September 9, 1999, as amended by Amendment No. 1 to Form S-3, filed by the Company with the Commission on October 4, 1999 (collectively, the "Registration Statement"), the Prospectus dated October 5, 1999, and the Prospectus Supplement dated October 14, 1999 describing the terms of the Notes as issued, will be validly issued, fully paid and nonassessable and
(b) the Notes so issued will be legally binding obligations of the Company, entitled to the benefits provided under the Indenture.

         Our opinions set forth above are subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally; (ii) general principles of equity that may limit the enforceability of any of the remedies, covenants or other provisions of the Notes and the Indenture and the availability of injunctive relief or other equitable remedies; and (iii) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

         In addition, without limiting the generality of the foregoing paragraph, we express no opinion as to: (i) any provisions of the Notes or the Indenture regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Notes or the Indenture or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Notes or the Indenture; or (ii) the provisions of the Notes or the Indenture that may provide for interest on interest or penalty interest.

         We are admitted to the Bar of the States of California and New York. In addition, we are generally familiar with the Delaware General Corporation Law and have made such investigation and review thereof as we consider necessary for the purpose of rendering this opinion. This opinion is limited to the present laws of the States of California and New York and the United States of America, and, to the limited extent set forth above, the Delaware General Corporation Law, to present judicial interpretations thereof and to facts as they presently exist. We assume no obligation to revise or supplement this opinion should the present facts change or the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise.


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The Times Mirror Company
October 19, 1999
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         We hereby consent to the filing of this opinion as an exhibit to the
Company's Current Report on Form 8-K and to the reference to our name under the caption "Certain Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ GIBSON, DUNN & CRUTCHER LLP

                                        GIBSON, DUNN & CRUTCHER LLP